                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Win Gaming Media, Inc. (DE) - Incorporated in the State of Delaware, U.S.

Zone4Play (UK) Ltd. - Incorporated in the United Kingdom*

Zone4Play (Israel) Ltd - Incorporated in the State of Israel*

Wing Gaming Media (Israel) Ltd - Incorporated in the State of Israel

Gaming Ventures Plc - Incorporated in the Isle of Man

RNG gaming Ltd - Incorporated in the Isle of Man

* In the process of dissolution